EXHIBIT 99.1

AT&T, MCI AGREE TO RESOLVE ALL CLAIMS AGAINST EACH OTHER

     NEW YORK, ASHBURN, Va., February 23, 2004 – AT&T (NYSE: T) and MCI (WCOEQ, MCWEQ) today jointly announced they have reached an out-of-court resolution of all claims the two companies have had against each other, both before and after MCI filed Chapter 11 petitions in July 2002. The agreement includes resolution of AT&T’s call routing claims against MCI and MCI’s dismissal of its contempt of court motion against AT&T.

     No other terms of the agreement were disclosed. The agreement has been submitted for approval to the federal Bankruptcy Court for the Southern District of New York.

     “AT&T is pleased with the resolution, which fully addresses the interests of AT&T’s shareholders,” said Jim Cicconi, Executive Vice President and General Counsel of AT&T.

     “This resolution is good for our creditors as well as both companies overall,” according to Stasia Kelly, MCI Executive Vice President and General Counsel. “It allows us to better focus on the common good of the industry – fostering healthy competition and serving our customers.”

About WorldCom, Inc.

WorldCom, Inc. (WCOEQ, MCWEQ), which, together with its subsidiaries, currently conducts business under the MCI brand name, is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With the industry's most expansive global IP backbone, based on the number of company-owned points-of-presence (POPs), and wholly-owned data networks, WorldCom develops the converged communications products and services that are the foundation for commerce and communications in today's market. For more information, go to http://www.mci.com.

About AT&T

For more than 125 years, AT&T (NYSE "T") has been known for unparalleled quality and reliability in communications. Backed by the research and development capabilities of AT&T Labs, the company is a global leader in local, long distance, Internet and transaction-based voice and data services.